Exhibit 99.1

Sientra® Reports Fourth Quarter and Full Year 2014

Financial Results and Provides 2015 Financial Guidance

Highlights

•                 Fourth quarter 2014 net sales of $12.1 million, up 31% year over year

•                 Full year 2014 net sales of $44.7 million, up 27% compared to full year 2013

•                 Launch of key line extension to Smooth Round Breast Implant portfolio during the fourth quarter with successful market introduction

•                 Sales organization personnel expanded to 46 including 39 sales representatives as of December 31, 2014

•                 $96.7 million net cash and cash equivalents as of December 31, 2014

Santa Barbara, CA – March 11, 2015 – Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, today announced its financial results for the fourth quarter and full year ended December 31, 2014. Additionally, the company provided guidance for full year 2015.

Hani Zeini, Founder, President and Chief Executive Officer of Sientra, said, “We are pleased with our financial results and progress in the fourth quarter as well as for full year 2014, concluding a milestone year for Sientra. Our solid sales growth of 31% in the fourth quarter and 27% for the full year 2014 was driven by the broadened adoption of our differentiated breast implants by board-certified plastic surgeons and the continued efforts of our sales force. The fourth quarter performance particularly benefited from the successful launch of a line extension to our Smooth Round Breast Implant portfolio, providing higher fill and greater projection options for plastic surgeons and their patients. During 2014, Sientra solidified its position as an innovative aesthetics company with proven, evidence-based and scientifically backed technologies such as our TRUE Texture™. This allowed us to lead and broaden the discussion on the utility of textured implants by U.S. surgeons.”

Mr. Zeini continued, “Looking ahead in 2015, we will continue to deploy the capital from our IPO to expand sales coverage as well to opportunistically pursue product and strategic development in targeted aesthetics verticals.  Since late in the fourth quarter, we have been expanding and selectively refreshing our world-class sales force. We anticipate that our newer sales representatives will deepen their technical and field experience throughout 2015 allowing them to approach productivity during the second half of the year. We are also advancing development efforts for a more comprehensive breast product portfolio and anticipate new enhancements late in 2015.  In summary, we are executing on a focused plan that we believe will lead to sustained revenue growth and market share gains over the long term.”

Fourth Quarter 2014 Financial Review

Total net sales for the fourth quarter ended December 31, 2014 were $12.1 million, an increase of 31% compared to total net sales of $9.3 million for the same period in 2013. The increase was primarily driven by sales of the Company’s breast products including the launch of a new Smooth Round Breast Implant line extension in October.

Gross profit for the fourth quarter of 2014 was $8.9 million, or 73.5% of net sales, compared to gross profit of $7.0 million, or 75.8% of net sales, for the same period in 2013.  The decrease in gross margin was primarily due to a manufacturing price increase and costs associated with the launch of the new line extension.

Operating expenses for the fourth quarter of 2014 were $11.4 million, an increase of $1.5 million or 15.7%, compared to operating expenses of $9.8 million for the same period in 2013.  The increase in operating expenses was primarily due to sales force expansion and costs associated with being a public company.

Net loss for the fourth quarter of 2014 was $3.2 million, compared to $3.1 million for the same period in 2013.

Full Year 2014 Financial Review

Total net sales for the year ended December 31, 2014 were $44.7 million, an increase of 27% compared to total net sales of $35.2 million for the same period in 2013.  The increase was primarily driven by sales of the Company’s breast products resulting from increased sales and marketing activities and broader adoption of Sientra’s product offerings by board-certified plastic surgeons.

Gross profit for the year ended December 31, 2014 was $33.2 million, or 74.3% of net sales, compared to gross profit of $26.6 million, or 75.6% of net sales, for the same period in 2013. The decrease in gross margin was primarily due to a manufacturing price increase, and the launch of new line extension in fourth quarter, offset by holding fixed overhead relatively constant.

In the year ended December 31, 2014, operating expenses totaled $39.0 million, a decrease of $5.8 million or 13%, compared to operating expenses of $44.8 million for the same period in 2013. The reduction is primarily due to a decrease in expenses related to the Mentor litigation incurred in 2013, in which the Company prevailed on all claims, and the Grader Street arbitration, partially offset by an increase in employee-related expenses for the sales organization, accounting related costs and federal excise tax.

Net loss for the year ended December 31, 2014 was $5.8 million, compared to $19.1 million for the same period in 2013.

The Company had $96.7 million in cash and cash equivalents as of December 31, 2014.  In November 2014, the Company completed its IPO and received aggregate net proceeds of approximately $77.0 million after deducting underwriting discounts and commissions, and offering expenses.

As of December 31, 2014, the Company had 39 total sales representatives, compared to a 33 sales representatives at December 31, 2013.

Full Year 2015 Financial Outlook

The Company is providing financial guidance for full year 2015, as follows:

•                 Net sales in the range of $52.5 million to $54 million

•                 Gross margin of approximately 73%

•                 Total sales representative count expanding to 47

Conference Call

Sientra will hold a conference call on Wednesday, March 11, 2015 at 1:30pm PT/4:30 pm ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers.  The conference ID is 92616700.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on March 11, 2015 at 6:30pm PT/9:30pm ET, through approximately midnight on March 18, 2015.  To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, with the replay conference ID number 92616700.  The webcast will be available in the Investor Relations section of the Company’s website for approximately 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the future performance of Sientra that are based on management’s current assumptions and expectations of future events and trends and involve risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding expected financial results for the full year 2015, Sientra’s ability to successfully commercialize its products, market acceptance of its products, market opportunities, the productivity of the Company’s sales representatives and ability to achieve expected growth, sales and financial results and such statements are subject to risks and uncertainties. The Company’s business, strategy, operations or financial performance, and actual results may differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to the Company’s short operating history, the Company’s ability to generate sufficient revenue and maintain profitability, the Company’s reliance on sales of its breast products, reliance on sole-source manufacturing, and the competitive and regulatory environment.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements.

More information about factors that could affect the Company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly Report on Form 10-Q at http://investors.sientra.com/financial-info/sec-filings/default.aspx or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the Company on the date hereof, and except to the extent required by law, Sientra assumes no obligation to update such statements. The results we report in our Annual Report on Form 10-K for the three months and year ended December 31, 2014 could differ from the preliminary results we have announced in this press release.

Investor Contacts:

The Ruth Group

Nick Laudico / Courtney Dugan

(646) 536-7030 / (646) 536-7024

IR@Sientra.com

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
Assets	2014	2013

Current assets:
Cash and cash equivalents	$96,729	9,722
Accounts receivable, net	5,198	6,111
Inventories, net	20,174	21,533
Prepaid expenses and other current assets	1,782	884

Total current assets	123,883	38,250

Property and equipment, net	555	254
Goodwill	14,278	14,278
Other intangible assets, net	114	207
Other assets	248	177

Total assets	$139,078	53,166

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Current liabilities:

Current portion of long-term debt	$3,757	—
Accounts payable	2,589	4,768
Accrued and other current liabilities	5,772	4,065
Customer deposits	8,614	4,908

Total current liabilities	20,732	13,741

Long-term debt, net of current portion	21,671	15,092
Warranty reserve and other long-term liabilities	1,036	550

Total liabilities	43,439	29,383

Convertible preferred stock	—	150,456
Stockholders’ equity (deficit):

Total stockholders’ equity (deficit)	95,639	(126,673)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$139,078	53,166

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$12,116	9,250	44,733	35,171
Cost of goods sold	3,213	2,240	11,500	8,592
Gross profit	8,903	7,010	33,233	26,579
Operating expenses:
Sales and marketing	7,025	6,728	23,599	22,229
Research and development	1,156	1,079	4,707	4,479
General and administrative	3,170	2,006	10,712	18,078
Total operating expenses	11,351	9,813	39,018	44,786
Loss from operations	(2,448)	(2,803)	(5,785)	(18,207)
Other (expense) income, net:
Interest expense	(665)	(260)	(2,172)	(872)
Other (expense) income, net	(84)	(12)	2,146	(46)
Total other (expense) income, net	(749)	(272)	(26)	(918)
Loss before income taxes	(3,197)	(3,075)	(5,811)	(19,125)
Income taxes	—	—	—	—
Net loss	$(3,197)	(3,075)	(5,811)	(19,125)
Basic and diluted net loss per share attributable to common stockholders	$(0.34)	(14.85)	(2.28)	(82.25)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	9,479,339	207,152	2,545,371	232,512